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                      SHOPKO STORES, INC. AND SUBSIDIARIES
                EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      First Half as of                            Fiscal Years Ended
                                           -----------------------------------------------------------------------------------------
                                              September 6,        September 7,    February 22,        February 24,     February 25,
                                                 1997                1996            1997                1996             1995
                                             (28 Weeks)           (28 Weeks)      (52 Weeks)          (52 Weeks)       (52 Weeks)
                                           -----------------------------------------------------------------------------------------

   Ratio of Earnings to Fixed Charges
   ----------------------------------
   COMPUTATION OF EARNINGS

1  Pretax Income                            $    18,793        $     15,944     $     74,022     $    63,140     $        62,418
2  Add previously capitalized interest
     amortized during the period                    298                 295              548             540                 503
3  Less interest capitalized during
     the period                                       0                 128              128             249               1,309
                                            -----------        ------------     ------------     -----------     ---------------
4  Total earnings (sum of lines 1 to 3)          19,091              16,111           74,442          63,431              61,612

   COMPUTATION OF FIXED CHARGES

5  Interest (1)                                  16,913              17,128           31,905          34,531              30,351
6  Interest factor in rental expense              1,541               1,382            2,657           2,689               2,403
                                            -----------        ------------     ------------     -----------     ---------------
7  Total fixed charges (sum of lines
     5 and 6)                                    18,454              18,510           34,562          37,220              32,754

8  TOTAL EARNINGS AND
     FIXED CHARGES (LINE 4
     PLUS LINE 7                            $    37,545        $     34,621     $    109,004     $   100,651     $        94,366
                                            ===========        ============     ============     ===========     ===============
9  Ratio (line 8 divided by line 7)                 2.0                 1.9              3.2             2.7                 2.9

     (1) Includes capitalized interest